EXHIBIT 5.1


September 7, 2006

IR Biosciences Holdings, Inc.
4021 N. 75th Street, Suite 201
Scottsdale, Arizona 85251

                  Re: Registration of Shares on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for IR Biosciences Holdings, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of an aggregate of 16,400,000 shares (the "Shares") of Common Stock, $0.001 par value per share, under the 2003 Stock Option, Deferred Stock and Restricted Stock Plan (the "2003 Stock Plan").

         You have requested our opinion as to the matter set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, and the corporate actions of the Company that provide for the adoption and subsequent amendments of the 2003 Stock Plan and the reservation of the Shares by the Company to be issued upon the exercise of options granted thereunder, the 2003 Stock Plan and the form of stock option agreement that the Company has advised us that it will use when options are granted under the 2003 Stock Plan and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company in rendering our opinion. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion set forth below is limited to the provisions of the Delaware General Corporation Law ("DGCL"). We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

         Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms of the 2003 Stock Plan and the respective stock option agreements applicable to the options granted thereunder and the Registration Statement, will be validly issued, fully paid, and nonassessable.







         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

                        Yours truly,

                        /s/  KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP
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                        KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP